EXHIBIT 23

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Host Hotels & Resorts, Inc., and

The Partners

Host Hotels & Resorts, L.P.:

We consent to the incorporation by reference in the registration statements (No. 333-264313) on Form S-3 and (Nos. 333-28683-99, 033-66622-99, 333-75055, 333-75057, 333-75059, 333-161488, 333-171607, 333-212569, and 333-256333) on Form S-8 of Host Hotels & Resorts, Inc. and registration statement (No. 333-255255) on Form S-3 of Host Hotels & Resorts, L.P. of (i) our reports dated February 22, 2023, with respect to the consolidated financial statements and financial statement schedule III of Host Hotels & Resorts, Inc. and the effectiveness of internal control over financial reporting and (ii) our report dated February 22, 2023 with respect to the consolidated financial statements of Host Hotels & Resorts, L.P.

/s/ KPMG LLP

McLean, Virginia
February 22, 2023